EXHIBIT 10.52

PROVIDE COMMERCE, INC.

Supplemental Executive Retirement Plan

Master Plan Document

Effective January 1, 2004

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TABLE OF CONTENTS

(continued)

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PROVIDE COMMERCE, INC.

Supplemental Executive Retirement Plan

Effective January 1, 2004

Purpose

The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of PROVIDE COMMERCE, INC., a Delaware corporation, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE I

Definitions

For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1 “Actuarial Equivalent” shall mean an actuarial equivalent value of an amount payable in a different form or at a different date computed on the basis of a discount rate equal to the long term “applicable federal rate,” as defined in Section 1274 (d) of the Code, compounded annually. As the Committee deems necessary, in its sole discretion, such actuarial assumptions may be adjusted from time to time, and no Participant shall be deemed to have any right, vested or non-vested, regarding the continued use of any previously adopted actuarial assumption.

1.2 “Beneficiary” shall mean the individual designated, in accordance with Article 9 that is entitled to receive benefits under this Plan upon the death of a Participant.

1.3 “Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes signs and returns to the Committee to designate one or more Beneficiaries.

1.4 “Board” shall mean the board of directors of the Company.

1.5 “Cause” shall mean the commission of an act of moral turpitude against the business, reputation, or interests of the employer, the conviction of a felony or a material failure to comply with a reasonable written direction of the Board and failure to so comply (to the best of the Participant’s ability) within a reasonable time as determined by the Board after receiving written notice to do so.

1.6 “Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions: (i) a merger, consolidation or other reorganization approved by the Company’s stockholders, UNLESS securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company; or (iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended from time to time, of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders.

1.7 “Claimant” shall have the meaning set forth in Section 8.1.

1.8 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.9 “Committee” shall mean the administrative committee appointed to manage and administer the Plan in accordance with its provisions pursuant to Article 7.

1.10 “Company” shall mean PROVIDE COMMERCE, INC., a Delaware corporation.

1.11 (a) “Compensation” shall mean annual base salary after reduction for compensation deferred pursuant to the non-qualified Deferred Compensation Plan and before reduction for compensation deferred pursuant to all tax-qualified retirement plans, and Code Section 125 or 401(k) plans of any Employer, but excluding bonuses, commissions, overtime, relocation expenses, incentive payments, non-monetary award, directors fees and other fees, and automobile allowances and other fringe benefits paid to a Participant for employment services rendered to any Employer.

(b) Notwithstanding the foregoing, “Compensation” for the Chief Executive Officer shall mean annual salary and annual bonus before reduction for compensation deferred pursuant to the non-qualified Deferred Compensation Plan and before reduction for compensation deferred pursuant to all tax-qualified retirement plans, and Code Section 125 or 401(k) plans of any Employer, but excluding bonuses, commissions, overtime, relocation expenses, incentive payments, non-monetary award, directors fees and other fees, and automobile allowances and other fringe benefits paid to a Participant for employment services rendered to any Employer.

1.12 “Deferred Compensation Plan” shall mean the Provide Commerce, Inc. Deferred Compensation Plan as it may be amended from time to time.

1.13 “Disability” shall mean where, because of injury or sickness, a Participant cannot perform each of the material duties of his or her regular occupation, as determined by the Committee.

1.14 “Early Retirement” shall mean a Participant ceasing to be an employee of all Employers on or after his or her attainment of both age fifty-five (55) and ten (10) Years of Service for any reason other than a leave of absence, Normal Retirement, death, Disability, or Termination of Employment for Cause.

1.15 “Employer(s)” shall mean the Company and any subsidiaries of the Company that have been selected by the Board to participate in the Plan.

1.16 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.17 “Final Average Compensation” shall mean the average of a Participant’s Compensation for his or her five (5) highest consecutive years of plan participation during the Participant’s final ten (10) years of employment (or service) (or, if less, the actual number of Years of Service) which would yield the highest average. The Participant’s Compensation for the calendar year in which the event that entitled the Participant to a distribution of benefits under this Plan occurs shall be determined by annualizing such Participant’s monthly Compensation for such year.

1.18 “Normal Retirement” shall mean a Participant ceasing to be an employee of all Employers on or after the attainment of age sixty-five (65) plus ten (10) Years of Participation for any reason other than a leave of absence, death, Disability, or Termination of Employment for Cause.

1.19 “Participant” shall mean any employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Plan Agreement and a Beneficiary Designation Form, (iv) whose signed Plan Agreement Form and Beneficiary Designation Form are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose Plan Agreement has not terminated.

1.20 “Plan” shall mean the Company’s Supplemental Executive Retirement Plan, which shall be evidenced by this instrument and by each Plan Agreement, as amended from time to time.

1.21 “Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant shall provide for the entire benefit to which such Participant is entitled under the Plan, and the Plan Agreement bearing the latest date of acceptance by the Committee shall govern such entitlement. Plan Agreements shall contain such terms and conditions as the Committee may deem appropriate, and need not be uniform among Participants.

1.22 “Plan Year” shall, for the first Plan Year, begin on January 1, 2004, and end on December 31, 2004. For each Plan Year thereafter, the Plan Year shall begin on January 1 of each year and continue through December 31.

1.23 “Pre-Retirement Survivor Benefit” shall mean one hundred percent (100%) of Compensation (at the time of the Participant’s death) for one year following death plus fifty percent (50%) of Compensation for each year of the next four years.

1.24 “Retirement,” “Retire,” “Retires” “or “Retired” shall mean Early Retirement or Normal Retirement.

1.25 (a) “SERP Benefit” shall mean an annuity, payable annually over fifteen (15) years, and commencing at Normal Retirement, that is determined as follows: (i) the product of (a) .015, (b) the number of the Participant’s Years of Service up to a maximum of forty (40) Years of Service, and (c) the Participant’s Final Average Compensation; less (ii) the Participant’s Company Contribution Account (as defined under the Deferred Compensation Plan) calculated as an annuity over fifteen (15) years based on an annual rate of five percent (5%).

(b) “SERP Benefit for the Chairman” shall mean a defined benefit of Two Hundred Thirty Two Thousand Four Hundred Forty Eight Dollars ($232,448) payable to the chairman of the Board as of December 1, 2003 (the “Chairman”) annually over twenty (20) years commencing at age 55. If the Chairman ceases to be an employee of the Company before age 55, he or she will receive the Actuarial Equivalent of his or her SERP Benefit in a lump sum, which shall in no event be less than One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

1.26 “Subsidiary” shall mean any corporation (other than the Employer) in an unbroken chain of corporations or other entities beginning with the Employer, if each of the entities other than the last entity in the unbroken chain owns stock, partnership rights or other ownership interest possessing fifty percent (50%) or more of the total combined voting power of all classes of stock, partnership rights or other ownership interest in one of the other entities in such chain.

1.27 “Termination of Employment” shall mean the ceasing of employment with all Employers, voluntary or involuntary, for any reason other than Retirement, death, [Disability] or an authorized leave of absence. Notwithstanding the foregoing, no Termination of Employment shall occur merely by reason of the transfer of employment of a Participant from an Employer to any entity directly or indirectly controlled by or under common control with the Company and which is not an Employer (a “Non-Participating Entity”). Rather, such a Participant’s Termination of Employment shall occur on the ceasing of the Participant’s employment with all Non-Participating Entities and all Employers.

1.28 “Trust” shall mean the trust established pursuant to that certain Trust Agreement dated as of January 1, 2004 between the Company and the Trustee named therein, as amended from time to time.

1.29 “Vested” shall mean that portion of a Participant’s benefits under this Plan in which the Participant has a non-forfeitable right or vested interest as determined in accordance with Article 3 below.

1.30 “Waiting Period Requirement” shall mean both (i) the attainment of age twenty-one (21) and (ii) a Participant’s continued employment for an Employer for ninety (90) days after the Participant’s date of hire.

1.31 “Years of Plan Participation” shall mean the total number of full Plan Years a Participant has been a Participant in the Plan prior to his or her Termination of Employment.

1.32 “Years of Service” shall mean (a) with respect to Participants who participate in this Plan as of January 1, 2004, the total number of full years in which a Participant has been continuously employed by one or more Employers, and (b) with respect to Participants whose participation commences after January 1, 2004, the total number of full years in which a participant has been both continuously employed by one or more Employers and a Participant in this Plan. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the employee’s date of hire and that, for any subsequent year, commences on an anniversary of that hiring date. The Committee may, in its sole discretion, credit a Participant with any partial year of employment. Any period during which an employee is on a paid leave of absence or suffers from a Disability shall be deemed to be periods of continuous employment. The Committee may, in its sole discretion, credit a Participant with additional Years of Service as of his or her date of hire or commencement of participation in this Plan.

ARTICLE II

Eligibility

2.1 Selection by Committee. Participation in the Plan shall be limited to a select group of management and highly compensated employees of the Employers who have met the Waiting Period Requirements. From that group, the Committee shall select, in its sole discretion, employees to participate in the Plan.

2.2 Enrollment Requirements. As a condition to participation, each selected employee shall complete, execute, and return to the Committee a Plan Agreement and a Beneficiary Designation Form. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary or appropriate.

2.3 Commencement of Participation. Provided an employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, that employee shall commence participation in the Plan on the date specified by the Committee in a Plan Agreement. If a selected employee fails to meet all such requirements prior to that date, that employee shall not be eligible to participate in the Plan until the completion of those requirements.

ARTICLE III

Vesting

3.1 In General. Except as provided in Sections 3.2, 3.3, or 9.4 below, each participant shall have a non-forfeitable right or vested interest in his or her SERP Benefit according to the following vesting schedule:

Years of Service	Vested Percentage
Less than 5	0%
5	20%
6	40%
7	60%
8	80%
9	100%

3.2 Full Vesting in Certain Cases. Notwithstanding Section 3.1 above, but subject to Sections 3.3 and 9.4 below, a Participant, or his or her Beneficiary in the case of a survivor benefit, shall have a non-forfeitable right (vested interest) in the Participant’s SERP Benefit upon a Change in Control of the Company or upon the Participant’s Early Retirement, Normal Retirement, death, or Disability.

3.3 Forfeiture if Cause. Notwithstanding Sections 3.1 and 3.2 above, the Committee may determine, in its sole discretion, that a Participant shall have a vested interest of zero (0) in his or her SERP Benefit if his or her Termination of Employment was for Cause, or if Cause existed during his or her employment by the Company.

ARTICLE IV

Benefits

4.1 Eligibility for, and Payment of, Benefits. Subject to the provisions of Sections 4.2, 4.3, 4.4, 4.5, and 4.6:

(a) Retirement or Disability Benefit. If a Participant Retires or suffers a Disability, he or she shall receive the Actuarial Equivalent of his or her Vested SERP Benefit commencing within ninety (90) days after such Retirement or Disability. Notwithstanding the foregoing, if a Participant is due a SERP Benefit commencing at any time prior to the first day on which the Participant could terminate at Normal Retirement, then the Participant’s benefit shall be the Actuarial Equivalent of the Participant’s SERP Benefit. Notwithstanding the foregoing, if the lump sum Actuarial Equivalent of a Participant’s Vested SERP Benefit on the date of his or her Retirement or Disability is less than twenty five thousand dollars ($25,000), the Committee may, in its sole discretion, cause such Vested SERP Benefit to one paid in the form of one lump sum within ninety (90) days after the date of such Retirement or Disability. If the Participant dies before receiving all of such installments, the lump sum Actuarial

Equivalent of the remaining installments shall be paid to his or her Beneficiary as soon as administratively feasible after his or her death.

(b) Survivor’s Benefit. If a Participant dies prior to his or her Termination of Employment, Disability or Retirement, or after such Termination of Employment, Disability, or Retirement and before receiving any benefit payments, the Participant’s Beneficiary shall receive the Pre-Retirement Survivor Benefit commencing within ninety (90) days after the date of death.

(c) Termination Benefit. If a Participant experiences a Termination of Employment prior to his or her death, Disability, or Retirement, he or she shall receive the Actuarial Equivalent of his or her Vested SERP Benefit as of the time of Termination paid in the form of one lump sum within ninety (90) days after such Termination of Employment.

(d) Change in Control Benefit. Notwithstanding anything herein to the contrary, upon a Change in Control of the Employer, each Participant shall become fully vested in his of her SERP Benefit.

(e) Committee Discretion. Upon the request of a participant or Beneficiary, the Committee, in its sole discretion and consistent with its established procedures and rules, may consider other forms of benefit payments, or the timing of benefit payments, as it deems necessary and prudent under the circumstances.

4.2 Benefit Conditioned on Release. Payment of benefits under Section 4.1 shall be conditioned on the prior execution by the Participant or Beneficiary of a release of claims against the Company and the Employer (including, but not limited to, discrimination claims based on age, gender, race, and similar factors), in form and substance satisfactory to the Committee.

4.3 Effect of Cause. Payment of benefits under Section 4.1 is conditioned on the absence of Cause, and, if the Committee so determines in its sole discretion, no benefits shall be payable under this Plan if Cause exists. Without limiting the generality of the foregoing, if, after a Participant’s Termination of Employment, Retirement, death, or Disability, the Employer discovers that Cause existed during such Participant’s employment by the Employer, the Company and the Employer shall be entitled to refrain from making any payments under this Plan to such Participant or to his or her Beneficiary, and to recover any payments theretofore made.

4.4 Limitation on Benefits. Notwithstanding the foregoing provisions of this Article 4, in no event shall a Participant or his or her Beneficiary receive any benefit which would not be deductible to the Company or the Employer under Section 162(m) of the Internal Revenue Code of 1986, as amended. Any benefits which would exceed the limits on deductible compensation under such Section 162(m) shall be deferred until the earliest time when they could be paid without exceeding such limits.

4.5 Excise Tax Limitation. Notwithstanding anything contained in this Plan to the contrary, in the event that any payment or benefit to a Participant or for a participant’s benefit paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise in connection with, or arising out of, a Change of Control, or any other event which constitutes a “Change in Control” within the meaning of Section 280G of the Code (a “Payment” or “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the benefits payable under this Plan shall be reduced (but not below zero), but only to the extent necessary so that no portion of the Payments shall be subject to the excise tax imposed by Section 4999 of the Code (the “Section 4999 Limit). Unless otherwise determined by the Committee in its discretion, the Company shall reduce or eliminate the benefits payable under this Plan by first reducing or eliminating those benefits beginning with benefits which are to be paid the farthest in time from the Determination (as hereinafter defined).

(a) All determinations required to be made under this Section 4.5 (each, a “Determination”) shall be made, at the Company’s expense, by a nationally recognized accounting firm designated by the Company and reasonable acceptable to the Participant (the “Accounting Firm”). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and to the Participant when requested by the Company or the Participant (in either case provided that the Company or the Participant believe in good faith that the any of the Payments may be subject to the Excise Tax); provided, however, that if the Accounting Firm determines that no Excise tax is payable by the Participant with respect to a Payment or Payments, it shall furnish the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) calendar days of delivery of the Determination to the Participant, the Participant shall have the right to dispute the Determination (the “Dispute”). The existence of any Dispute shall not in any way affect the Participant’s right to receive the benefits under this Plan in accordance with the Determination. If there is no Dispute,, the Determination by the Accounting Firm shall be final, binding, and conclusive upon the Company and the Participant, subject to the application of Section 4.5(b).

(b) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments either will have been made or will not have been made by the Company, in either case in a manner inconsistent with the limitations provided in this Section 4.5 (an “Excess Payment” or “Underpayment,” respectively). If it is established pursuant to (i) a final determination of a court for which all appeals have been taken and finally resolved or the time for all appeals has expired, or (ii) an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to the Participant made on the date the Participant received the Excess Payment and the Participant shall repay the Excess payment to the Company on demand, together with interest on the Excess Payment to the Company on demand, together with interest on the Excess Payment at one hundred twenty percent (120%) of the applicable federal rate (as defined in Section 1274(d) of the Code) compounded semi-annually from the date of the participant’s receipt of such Excess Payment until the date of such repayment. If it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to the Participant’s satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to he Participant within ten (10) calendar days of such determination or resolution, together with interest on such amount at one hundred twenty percent (120%) of the applicable federal rate compounded semi-annually from the date such amount should have been paid to the Participant pursuant to the terms of this Plan or otherwise, but for the operation of this Section 4.5, until the date of payment.

4.6 Misuse of Confidential Material. Payment of benefits under Section 4.1 is conditioned on the absence of Misuse of Confidential Material (as defined below) by the Participant. Without limiting the generality of the foregoing, if, during the time when a Participant or his Beneficiary would otherwise be entitled to receive benefits under Section 4.1, the Participant Misuses Confidential Material, the Company and the Employer shall be entitled to refrain from making any payments and to recover any payments theretofore made. The provisions of this Section 4.6 shall not prejudice or limit any rights the Company or the Employer may have to legal or equitable relief for such Misuse of Confidential Material under this Plan or otherwise. If, at the time of enforcement of this Section 4.6, an arbitrator (or court) should hold that the duration or scope of the restrictions stated herein are unreasonable under the circumstances then existing, the maximum duration or scope which is reasonable under such circumstances shall be substituted for the stated duration or scope. Similarly, if, at the time of enforcement, an arbitrator (or court) should hold that the area of the restriction stated herein is unreasonable under the circumstances then existing, the maximum area which is reasonable under such circumstances shall be substituted for the stated area.

(a) For purposes of this Plan, a Participant “Misuses” Confidential Material if the Participant directly or indirectly, for any reason whatsoever except in the performance of the Participant’s duties to the Company or the Employer, uses or discloses such Confidential Material, or refuses or fails promptly to deliver to the Company or the Employer, upon request of the Company or the Employer, any and all of the Confidential Material and copies thereof in the Participant’s possession or under the Participant’s control. Notwithstanding the foregoing, disclosure of Confidential material shall not constitute “Misuse” if the Confidential Material (i) has been publicly disclosed or was within the Participant’s possession prior to its being furnished to the Participant by the Company or the Employer or becomes available to the Participant on a non-confidential basis from a third party (in any of such cases, not due to a breach by the participant of the Participant’s obligations to the Company or the Employer or by breach of any other person of a confidential or fiduciary obligation), (ii) is required to be disclosed by the Participant pursuant to applicable law, and the Participant provides notice to the Company and the Employer of such requirement as promptly as possible, or (iii) was independently acquired or developed by the Participant without violating any of the Participant’s obligations to the Company or the Employer and without relying on Confidential Material.

(b) For purposes of this Plan, “Confidential Material” means confidential records and information, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, manufacturing, production, distribution and sales information, data, specifications, and processes presently owned or at any time hereafter developed by the Company or an Employer or their agents or consultants or used presently or at any time hereafter in the course of their business, that are not otherwise part of the public domain.

4.7 Withholding and Payroll Taxes. The Employers shall withhold from any and all benefits paid under this Article 4, or, in the discretion of the Employers, from any compensation or other amounts owing to a Participant or Beneficiary, all federal, state and local income, employment, and other taxes required to be withhold by the Employer in connection with the benefits hereunder, in amounts to be determined in the sole discretion of the Employers.

ARTICLE V

Termination, Amendment, or Modification of the Plan

5.1 Termination. Each Employer reserves the right to terminate the Plan at any time with respect to its participating employees by the actions of its board of directors. The termination of the Plan shall not adversely affect any Participant or his or her Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided, however, that the Employer shall have the right to accelerate payments by paying the Actuarial Equivalent value of such payments. For all other Participant’s upon the termination of the Plan, all Plan Agreements shall terminate and the Actuarial Equivalent of a Participant’s Vested SERP Benefits shall be paid out in a lump sum.

5.2 Amendment. Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to its participating employees by the actions of its board of directors; provided, however, that no amendment or modification shall be effective to decrease or restrict a Participant’s then Vested SERP Benefit, determined on an Actuarial Equivalent basis. The amendment or modification of the Plan shall not affect any Participant or his or her Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification; provided, however, that the Employer shall have the right to accelerate installment payments by paying the Actuarial Equivalent value of such payments either in a lump sum or in some other accelerated form of payment.

5.3 Termination of Plan Agreement. Absent the earlier termination, modification, or amendment of the Plan, the Plan Agreement of any Participant shall terminate upon the full payment of the applicable Vested SERP Benefit as provided under Article 4.

ARTICLE VI

Other Benefits and Agreements

The benefits provided for a Participant under this Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Employers. The Plan shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE VII

Administration of the Plan

7.1 Committee Duties. This Plan shall be administered by a Committee, which shall consist of the Compensation Committee of the Board, or such other committee of at least three (3) members as the Board may appoint. Members of the Committee may be Participants under this Plan. The Committee shall have the full and sole discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, (ii) decide or resolve any and all questions arising in connection with the interpretation, enforcement, administration, and operation of this Plan, and (iii) determine the entitlement of Participants and Beneficiaries to benefits hereunder, and compute the amount of such benefits. Any Committee member must rescue himself or herself on any matter of personal interest to such member that comes before the Committee.

7.2 Agents. In the administration of this Plan, the Committee may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to any Employer.

7.3 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

7.4 Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Committee or any of its members.

7.5 Employer Information. To enable the Committee to perform its function, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE VIII

Claims Procedures

8.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

8.2 Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing but not later than ninety (90) days (one hundred eighty (180) days if the Committee determines special circumstances apply):

(a) That the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b) That the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i) the specific reason(s) for the denial if the claim, or any part of it;

(ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv) an explanation of the claim review procedure set forth in Section 8.3 below.

8.3 Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, the Claimant (or the Claimant’s duly authorized representative):

(a) may review pertinent documents;

(b) may submit written comments or other documents;

(c) may request a hearing, which the Committee, in its sole discretion, may grant; and

(d) will be provided, upon request, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim.

The Committee will provide a decision on review within sixty (60) days following the filing, or one hundred twenty (120) days if special circumstances exist.

8.4 Decision on Review. The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within one hundred twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c) such other matters as the Committee deems relevant.

8.5 Arbitration. A Claimant’s compliance with the foregoing provisions of this Article 8 is a mandatory prerequisite to a Claimant’s right to commence any arbitration proceeding with respect to any claim for benefits under this Plan.

ARTICLE IX

Beneficiary Designation

9.1 Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2 Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rule and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary designation Form, all Beneficiary designations previously filed shall be cancelled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

9.3 Acknowledgement. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Committee or its designated agent.

9.4 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2, and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, the benefits remaining under the Plan shall be forfeited.

9.5 Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

9.6 Discharge of Obligations. The payment of benefits under the plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE X

Trust

10.1 Establishment of the Trust. The Company shall establish the Trust. The Employers shall transfer over to the Trust such assets, if any, as the Employers determine, in their sole discretion.

10.2 Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants, and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust. And any such distribution shall reduce the Employer’s obligations under this Agreement.

ARTICLE XI

Arbitration

11.1 Arbitration. Any claim or controversy between the parties which the parties are unable to resolve themselves, and which is not resolved through the claims procedure set forth in Article 8, including any claim arising out of a Participant’s employment or the termination of that employment, and including any claim arising our of, connected with, or related to the formation, interpretation, performance, or breach of any provision of this Plan, and any claim or dispute as to whether a claim is subject to arbitration, shall be submitted to and resolved exclusively by expedited arbitration by a single arbitrator in accordance with the following procedures:

11.2 In the event of a claim or controversy subject to this arbitration provision, the complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within twenty one (21) days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within ten (10) business days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine (9) persons each of whom shall be an attorney who is either engaged in the active practice of law or a recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main San Diego office of the American Arbitration Association (“AAA”) or of the Federal Mediation and Conciliation Service. If, within three (3) business days of the parties’ receipt of such list, the parties are unable to agree upon an arbitrator from the list, then the parties shall each strike name alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

11.3 Unless the parties agree otherwise, within sixty (60) days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place in a San Diego County agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place within San Diego County shall be designated by the arbitrator after consultation with the parties. Within thirty (30) days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

11.4 In any arbitration hereunder, the Company shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation. The parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator.

11.5 The decision of the arbitrator shall be final, binding, and non-appeal able, and may be enforced as a final judgment in any court of competent jurisdiction.

11.6 This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

11.7 Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may, in an appropriate matter, apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

11.8 Any arbitration hereunder shall be conducted in accordance with the employment rules and procedures of the AAA then in effect; provided, however, that, in the even of any inconsistency between the rules and procedures of the AAA and the terms of this Plan, the terms of this Plan shall prevail.

11.9 If any of the provisions of this Article 11 are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Plan, and this Article 11 shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Article 11 are not absolutely binding, then the parties intend any arbitration decision and ward to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

ARTICLE XII

Miscellaneous

12.1 Unsecured General Creditor. Participants and their Beneficiaries successors and assigns shall have no legal or equitable rights, interests, or claims in any property or assets of any Employer. Any and all of each Employer’s assets shall be, and remain, the general, un-pledged, unrestricted assets of the Employer and the sole interest of a Participant and a Participant’s beneficiaries shall be as a general creditor of the Company and any Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

12.2 Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

12.3 Non-assignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be, un-assignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

12.4 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, with or without cause, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

12.5 Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deems necessary.

12.6 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where hey would so apply.

12.7 Captions. The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.8 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflict of laws principles.

12.9 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the reaming parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

12.10 Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

PROVIDE COMMERCE, INC.

5005 WATERIDGE VISTA DRIVE

SAN DIEGO, CALIFORNIA 92121

Attn: [INSERT CONTACT POSITION]

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

12.11 Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and, to the extent not otherwise provided in the Plan, its successors and assigns and the Participant and the Participant’s Beneficiary.

12.12 Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pas under the laws of intestate succession.

12.13 Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative, or person having the care and custody of such minor, incompetent, or incapable person. The Committee may require proof of minority, in competency, incapacity, or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

12.14 Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or Committee has been named as a party.

12.15 Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant’s benefit under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which the Committee may grant or refrain from granting in its sole discretion, a Participant’s Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed the lump sum Actuarial Equivalent of the Participant’s unpaid Vested SERP Benefit). Such a distribution shall effect and reduce the benefits to be paid under this Plan.

IN WITNESS WHEREOF, the Company has executed this Plan document on                             , to be effective as of January 1, 2004.

“Company”

PROVIDE COMMERCE, INC.

a Delaware corporation

BY:

Title: